Exhibit 99.1

News Release

CAMBRIDGE HEART REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2007

BEDFORD, MA – February 22, 2008 – Cambridge Heart, Inc. (OTCBB: CAMH), today reported total revenue of $2,191,000 for the quarter ended December 31, 2007, compared to total revenue of $2,223,000 for the same period in 2006. The operating loss for the fourth quarter of 2007 was $2,224,000, compared to an operating loss of $2,517,000 for the comparable 2006 period. Included in the operating loss for the fourth quarter of 2007 was $682,000 of non-cash stock-based compensation expense. The net loss for the quarter was $2,048,000, or $0.03 per share, compared to a net loss of $2,412,000, or $0.04 per share, for the same period in 2006.

The Company reported total revenue for the year ended December 31, 2007 of $10,106,000, an increase of 36% compared to total revenue of $7,438,000 for the year 2006. The operating loss for the full year of 2007 was $9,895,000, compared to an operating loss of $4,731,000 for the year ended December 31, 2006. The operating loss for the year 2007 included $3,731,000 in non-cash stock-based compensation expense. The net loss for the year ended December 31, 2007, was $9,210,000, or $0.14 per share, compared to a net loss of $10,609,000, or $0.18 per share, in year 2006. The net loss for the full year of 2006 included $1,052,000 of severance-related charges, $1,089,000 in non-cash stock-based compensation expense and a non-cash charge of $6,265,000 related to the change in value of Series B warrants. As of March 31, 2006, all of the Series B warrants had been exercised and converted into shares of the Company’s common stock.

Revenue for the fourth quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $1,908,000, consistent with the same period in 2006. For the full year of 2007, revenue from Alternans products was $8,910,000, an increase of 43%, compared to revenue of $6,246,000 in the same period in 2006.

The Company’s cash used by operations was $1,617,000 and $7,668,000, respectively, for the three and twelve months ended December 31, 2007. Cash use is expected to remain consistent in future quarters as the Company implements its sales plans throughout 2008. The Company had cash and marketable securities of $12,567,000 at December 31, 2007.

The Company currently has a total of 68.9 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 8.7 million common equivalent shares, bringing the fully diluted share count to 77.6 million common equivalent shares.

“Despite the year-over-year revenue growth and significant increase in our install base, we faced certain challenges in Q3 and Q4 as we transitioned more sales responsibilities to St. Jude Medical,” stated Ali Haghighi-Mood, President and Chief Executive Officer of Cambridge Heart, Inc. “We are currently in the process of developing and implementing Sales and Marketing enablers to specifically address those challenges. The company expects revenue to ramp in 2008 as we work to implement these initiatives.”

Conference Call Information

The Company will hold a conference call scheduled for February 22, 2008, at 4:30 p.m. Eastern Time to discuss the Company’s 2007 fourth quarter and full year financial results, as well as recent corporate developments. The call will be hosted by Ali Haghighi-Mood, the Company’s Chief Executive Officer. Interested parties may participate by dialing (888) 679-8035, or (617) 213-4848 from outside the U.S., utilizing Passcode 55180531.

Persons unable to participate may listen to a recorded replay at any time during the 14 days following the conference call by dialing (888) 286-8010, or (617) 801-6888 from outside the U.S. The code for the replay is 83933003. The replay will be available beginning approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

Pre-registration is available at the following web site:

https://www.theconferencingservice.com/prereg/key.process?key=PLH4CVW87.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the U.S. also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), the American Heart Association (AHA), and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Bedford, Massachusetts, and is traded on the OTCBB under the symbol CAMH.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of our MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in our target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

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CONTACT:

Cambridge Heart, Inc.

Investor Relations

(781) 271-1200 x450

www.cambridgeheart.com

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

	Three months ended December 31,		Twelve months ended December 31,
Statement of Operations	2007	2006	2007	2006
Revenue	$2,190,969	$2,223,070	$10,106,408	$7,437,581

Cost of goods sold	778,520	862,565	3,583,705	2,965,202

Gross Profit	1,412,449	1,360,505	6,522,703	4,472,379

Costs and expenses
Research and development	132,507	201,217	515,182	576,444
Selling, general and administrative	3,503,656	3,676,525	15,902,866	8,626,607

Total Operating Expenses	3,636,163	3,877,742	16,418,048	9,203,051

Loss from operations	(2,223,714)	(2,517,237)	(9,895,345)	(4,730,672)

Interest income	176,940	106,890	698,807	390,044

Interest expense	(1,388)	(1,853)	(13,417)	(3,519)

Change in valuation of Series B warrants	—	—	—	(6,264,727)

Net Loss	$(2,048,162)	$(2,412,201)	$(9,209,955)	$(10,608,874)

Net Loss attributable to common shareholders	$(2,048,162)	$(2,412,201)	$(9,209,955)	$(10,608,874)

Net loss per common share - basic and diluted	$(0.03)	$(0.04)	$(0.14)	$(0.18)

Weighted average shares outstanding - basic and diluted	64,399,688	62,874,574	64,420,227	59,826,196

Balance Sheet	December 31, 2007	December 31, 2006
Assets
Cash & Marketable Securities	$12,566,510	$8,390,742
Accounts receivable, net	1,947,892	1,658,873
Inventory	2,405,144	520,090
Other prepaid assets	70,726	130,988

Total current assets	16,990,272	10,700,693

Fixed assets, net	132,571	136,198
Other assets	67,766	85,589

	$17,190,609	$10,922,480

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$1,983,373	$2,166,181
Debt, current portion	11,151	10,089

Total current liabilities	1,994,524	2,176,270
Debt, long-term portion	38,256	44,800

Total liabilities	$2,032,780	$2,221,070

Series C Convertible Preferred	11,677,108	—
Warrants to acquire Series A
Convertible Preferred Stock	212,416	212,416

	$11,889,524	$212,416

Stockholders’ equity
Common stock	$64,718	$63,635
Additional paid-in-capital	81,817,591	77,829,408
Accumulated deficit	(78,614,004)	(69,404,049)

Total stockholders’ equity	3,268,305	8,488,994

	$17,190,609	$10,922,480

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